Exhibit 99.1
Carter Validus Mission Critical REIT II, Inc. Completes $398 Million in Healthcare and Data Center Acquisitions in First Half of 2017
The acquisitions, completed January through June 2017, added 11 properties totaling approximately 1.7 million rentable square feet to CV Mission Critical REIT II’s portfolio.
July 17, 2017 – (TAMPA, FL) Carter Validus Mission Critical REIT II, Inc. (“CV Mission Critical REIT II”), a non-traded real estate investment trust focused on assembling a portfolio of high-quality data center and healthcare real estate, acquired assets during the first half of 2017 for approximately $398 million in aggregate contract purchase price, excluding closing costs and related fees.

Most recently, CV Mission Critical REIT II acquired the following three properties:

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Sunnyvale Data Center: Acquired on June 28, 2017, for a $36.8 million contract purchase price
Property Details: The Sunnyvale Data Center is a 76,573-square-foot, two-story colocation data center constructed of concrete and steel frame with a membrane roof. Located in Sunnyvale, California, the building is 100% leased to a leading retail colocation services provider.

•	Texas Rehab – San Antonio: Acquired final property in the Texas Rehabilitation Hospital Portfolio on June 29, 2017, for a $14.5 million contract purchase price
Property Details: Rounding out the four-property Texas Rehabilitation Hospital Portfolio, this acquisition consists of a 44,746-square foot in-patient rehabilitation facility (“IRF”) located in San Antonio, Texas. The IRF offers private and semi-private rooms, three rehabilitation gyms, onsite radiology, a pharmacy, and a cafeteria. The hospital’s programs primarily focus on brain injury, stroke, amputation, spinal cord injury, neurological conditions, complicated orthopedics, and multiple trauma. This IRF houses the Warm Springs Veterans Center of Excellence, which is a controlled access specialty unit designed to meet the rehabilitation needs of active duty military veterans and their family members. This IRF is 100% leased to an affiliate of Post Acute Medical, LLC, for an 9.6-year remaining lease term.
Details on the other three properties in this portfolio can be found in this press release: http://www.businesswire.com/news/home/20170515006376/en/Carter-Validus-Mission-Critical-REIT-II-Acquires

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Cincinnati Data Center: Acquired on June 30, 2017, for a $10.3 million contract purchase price
Property Details: Situated on 4.98 acres in Cincinnati, Ohio, the three-story Cincinnati Data Center is a 58,617-square-foot enterprise data center with an adjacent 11,209-square-foot building housing supporting infrastructure. The Cincinnati Data Center is 100% leased to a global investment-grade technology company.

In addition, and in accordance with its leverage strategy, CV Mission Critical REIT II entered into the following term loans:

•	On June 15, 2017, a $116.2 million loan from KeyBank National Association

•	On June 28, 2017, a $22.5 million loan from Siemens Financial Services, Inc.

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On June 29, 2017, a previously reported $39.9 million loan from Capital One, National Association, which was originated on April 20, 2017, increased to $50.4 million in connection with the final property in the Texas Rehabilitation Hospital Portfolio

John Carter, Chief Executive Officer of CV Mission Critical REIT II, commented, “2017 has been a productive and active buying year for CV Mission Critical REIT II so far. We are pleased with the quality and level of investment opportunities we have seen this year, and as the portfolio grows to approximately 4.6 million rentable square feet of high-quality real estate under management, we believe we are well-positioned to deliver desired results for our investors.”

Michael Seton, President of CV Mission Critical REIT II, added, “We believe our acquisition of these properties in high-growth industries located in key cities throughout the U.S. further strengthens the quality and market diversification of our portfolio. As we continue to keep a watchful eye on capital markets and successfully execute our mission critical acquisition strategy, we expect that our investments will yield positive results.”

About Carter Validus Mission Critical REIT II, Inc.:
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded company headquartered in Tampa, Florida that has elected to be taxed and qualifies as a real estate investment trust for federal income tax purposes. Carter Validus Mission Critical REIT II, Inc. intends to continue to acquire mission critical real estate assets located throughout the United States and abroad. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT II, Inc. intends to continue to focus its acquisitions on mission critical assets in the data center and healthcare property sectors. See www.cvmissioncriticalreit2.com for more information.

Media Contact:
Stacy Sheedy
Marketing Manager, Carter Validus
ssheedy@cvreit.com
813-316-4292

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although CV Mission Critical REIT II believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. CV Mission Critical REIT II undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in CV Mission Critical REIT II’s expectations.